Exhibit 10.16

17988 Edison Avenue Chesterfield, MO 63005	Tel: (636) 530-8000 Fax: (636) 530-8010 www.insituform.com

December 9, 2010

Brian J. Clarke
7907 N. Tripp
Skokie, IL 60076

Dear Brian:

I am pleased to offer you the position of Senior Vice President of Insituform Technologies, Inc. (the “Company”) reporting directly to me. The principal terms and conditions of the offer are as follows:

1.          Base Salary.   You will be compensated for your services as Senior Vice President at an annual base salary rate of $345,000.

2.          Annual Incentive Bonus.   During 2011, you will be eligible to participate in the Company’s Annual Incentive Plan (AIP) at a target incentive rate of 60% of base salary, pursuant to the terms and conditions of the Company’s AIP plan document.

3.          Equity Compensation.   You will be eligible to participate in the Insituform Technologies, Inc. 2009 Employee Equity Incentive Plan and to receive equity compensation grants. On an annual basis, the Compensation Committee of the Board of Directors dete1mines equity grants and/or awards for selected participants. During the next award cycle in early 2011, you shall receive an equity award having a nominal value of $650,000, subject to final review and approval by the Compensation Committee. This award will be comprised of stock options (50% or $325,000), restricted stock (35% or $227,500), and long-term performance cash (15% or $97,500).

(a)          The stock options will be subject to the terms of a stock option agreement, with customary terms and conditions. A sample stock option agreement is enclosed for your reference.

(b)          The restricted stock will be subject to the terms of a restricted stock agreement, with customary terms and conditions. A sample restricted stock agreement is enclosed for your reference.

(c)          The target award under the 2011-2013 Long Term Executive Cash Performance Program, payable in March 2013, will be based on the achievement of goals to be established by the Compensation Committee for such three-year period.

4.          Deferred Compensation.   You are eligible to participate in the Senior Management Voluntary Deferred Compensation Plan (DCP).

5.          Additional Benefits and Arrangements.

(a)          Your position will be based at a suitable office located within twenty miles of your residence as of the date of this letter, which office will be your primary work location. The Company will equip the office with appropriate furnishings, telephone and computer systems and will maintain such furnishings and systems at the Company’s expense.

(b)          You are eligible to participate in the company’s medical, dental, vision, life insurance, and long-term disability plans on the same terms as are applicable to other participants generally, and any future plans and programs implemented by the Company for its employees generally or by the Compensation Committee for you specifically, and in the Company’s 401(k) Profit Sharing Plan and any future plans or programs supplemental to the Company’s 401(k) Profit Sharing Plan. Details about specific benefits will be provided to you in benefit plan documents. All such plans and benefits are subject to cancellation and change in the Company’s discretion.

(c)          For purposes of restricted stock awards and other compensation and benefit arrangements of the Company, you are deemed to have six years of full-time service with the Company as of your first day of employment with the Company.

6.          Severance.   Your employment is for no definite term; however, if your employment is terminated (i) by the Company for reasons other than “Cause” during your employment or (ii) by you for “Good Reason” during your employment and following a “Change in Control”, in either instance you will receive, upon the terms described below, a severance payment equal to twelve months’ of your then current base salary and twelve months of the monthly cost the Company then was paying for health, dental, life, long-term disability and accident insurance for you and your dependants. This amount will (subject to the provisions described below) be paid out in twenty-four (24) equal semi-monthly installments commencing on the Company's first semi-monthly payday following your termination date; provided, however, that no payment will be paid to you prior to the first semi-monthly payday following the 60th day after your termination date (the “First Severance Payment Date”) and on the First Severance Payment Date, you will receive a catch-up payment equal to the sum of the payments that have accrued from your termination date to the First Severance Payment Date. In all instances, any such payment is conditioned upon (i) your entering into an enforceable separation agreement in form and substance satisfactory to the Company, which form will be substantially similar to that attached to this letter, containing a release of all claims you may have against the Company, its subsidiaries and any of their respective directors, employees and agents, cooperation, nondisparagement and confidentiality clauses, and such other terms as are customarily requested by employers in executive separation agreements, and (ii) your resignation of all employment and offices and positions, you hold with the Company and any of its subsidiaries and affiliates within 30 days after your employment terminates. A form of separation agreement will be delivered to you within 30 days after your employment terminates (and if this does not occur then the provision will be deemed waived), and you must sign and deliver the agreement within 22 days after it is delivered. In order to avoid any tax consequences of Section 409A of the Internal Revenue Code, payment of any installments may be deferred until the releases and the separation agreement are enforceable and until the first day following the six (6) month anniversary of the date you have a separation from service within the meaning of Section 409A (in which case any deferred installments will be paid the first pay day after the six (6) month and one (1) day period expires). Any termination of employment will also constitute an automatic resignation from all offices and directorships you may hold with the Company or any of its subsidiaries or affiliates.

References to “termination of employment” (and corollary terms) mean “separation from service” (as determined under Treas. Reg. Section 1.409A-l(h)).  For purposes of Section 409A, your right to receive installment payments will be treated as a right to receive a series of separate and distinct payments.  Whenever there is a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.  You are not obligated to seek other employment or otherwise mitigate the amounts payable to you per this Section 6 and such amounts are not subject to offset. In the event of your death prior to full payment of such amounts, any remaining payment will be made to your surviving spouse, or, if none, to your estate.

In the event that the Compensation Committee of the Board of Directors approves a severance plan for your position that provides greater benefits than those listed in this section, that plan in its entirety shall supersede this provision.

7.          Definitions of “Cause”, “Change in Control” and “Good Reason.” For purposes of this letter, “Cause” shall be defined as:

(a)         The willful and continued failure by you to perform substantially your duties with the Company or any of its affiliates (other than a failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you which specifically identifies the manner in which you have not substantially performed your duties and within a period of 30 days from receipt of said written demand you have not cured said performance; or

(b)          Failure or refusal to perform any stated duty or directive (other than a failure resulting from incapacity due to physical or mental illness), after a written demand for performance is delivered to you which specifically identifies the manner in which you have not so performed such duty or directive and within a period of 30 days from receipt of said written demand you have not cured said performance);

(c)         Misappropriation of funds; failure to comply with the Company’s Code of Conduct or any policy prohibiting sexual harassment or other form of harassment, or any written agreement with the Company; material failure to comply with any written policy of the Company; engaging in any illegal conduct in connection with your duties for or employment with the Company; whether or not in each case subsequently discontinued or corrected; or

(d)          Breach of fiduciary duty, commission of an act of moral turpitude, or any act of fraud or knowing misrepresentation or concealment to the Company or to the Board, whether or not in each case subsequently discontinued or corrected; or

(e)          The conviction of, the entering of a guilty plea or plea of nolo contendere or no contest (or entering into any pretrial diversion program or agreement or suspended imposition of sentence) with respect to either a felony or a crime involving moral turpitude, dishonesty or fraud; or the institution of criminal charges against you which are not dismissed within one hundred twenty (120) days after institution, where such charges are for fraud, embezzlement, any offense involving dishonesty or constituting a breach of trust, or any felony; or

(f)          Material violation of any federal, state or local law that may result in a direct or indirect financial loss to the Company or damage the Company’s reputation, or your admission of liability of, or finding of liability for, the violation of any state or federal securities laws; or

(g)          Your qualification for benefits under the Company’s group long term disability insurance plan.

For purposes of this letter, a “Change in Control” shall be defined as:

(a)          The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; or

(b)          The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company; or

(c)          A majority of the members of the Company’s board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Internal Revenue Code.

For purposes of this letter, “Good Reason” shall be defined as:

(a)          A material reduction in your annual base salary; or

(b)          A material reduction in your authority, duties or responsibilities; or

(c)          Any other action or inaction that constitutes a material breach by the Company of its obligations under this letter.

Any termination of your employment based upon a good faith determination of “Good Reason” made by you shall be subject to a delivery of a Notice of Termination you to the Company within sixty (60) days of the first occurrence of an event that would constitute “Good Reason” and subject further to the ability of the Company to remedy the condition within thirty (30) days of receipt.

8.         Employment Status.   Your employment status will be that of an at-will employee, which means that either the Company or you may terminate your employment at any time, with or without reason. This letter does not constitute an employment agreement. Your employment also is conditioned upon your entering into a Confidentiality, Work Product and Non- Competition Agreement.

This letter (and the terms of the plans, documents and standard agreements referred to herein) contains the entire agreement of the patties with respect to the subject matter hereof, and supersedes any and all prior oral or written communications, commitments and agreements with respect thereto. It is deemed to be entered into and accepted in the State of Missouri and will be governed by the laws of the State of Missouri without regard to conflicts of law principles. The terms of this letter will benefit and be binding upon successors to the Company.

This offer is contingent upon a successful completion of a background check and drug screening. We anticipate your initial date of hire to be no later than January 31, 2011.

Please formally indicate your acceptance by signing this letter and our Confidentiality, Work Product and Non-Competition agreement.   Please retain one copy of each for your files and return a signed copy in the enclosed envelope.  This offer will expire if it is not accepted and returned to the Company by December 31, 2010.

Brian, we believe that your experience will enable you to be a solid contributor on the Insituform team. Please contact me if you have any questions.

Best regards,

INSITUFORM TECHNOLOGIES, INC.

/s/ J. Joseph Burgess
President and CEO

ACCEPTED AND AGREED TO AS OF THE DATE OF THIS LETTER:

/s/ Brian J. Clarke	December 22, 2010
Brian J. Clarke	Date